Filed Pursuant to Rule 424(b)(3)
Registration No. 333-108309
Dobson Communications Corporation
Series F Convertible Preferred Stock
and
Class A Common Stock
          This prospectus supplement amends and supplements the prospectus dated September 17, 2003 relating to the resale by the holders of Series F Convertible Preferred Stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements that have not otherwise been superseded.
          The information in the table appearing under the heading “Selling Shareholder” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus. Shareholders listed below may have acquired shares in private transactions from shareholders previously listed in the prospectus. The information below was furnished to us on or before August 14, 2006 by the shareholders named below.

		Series F Preferred
		Shares Beneficially
		Owned Before Offering
		Series F Preferred

Selling Shareholder	Number	Percent of Class

Guggenheim Portfolio Company XXXI, LLC (1)	2,500	*

Whitebox Diversified Convertible Arbitrage Partners LP (1)	1,597	*

* Less than 1%.
(1)	Andrew Redleaf has voting and investment control over the securities owned by each of the respective selling shareholders.

          See “Risk Factors” beginning on page 3 of the prospectus for a discussion of matters that you should consider before investing in these securities.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 18, 2006.